Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Fourth QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Base Dividend of $0.36 Per Share Declared for First Quarter 2022

Board of Directors Declared Supplemental Dividend of $0.17 Per Share

EVANSTON, Ill., March 3, 2022 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights

•
Total investment income of $24.1 million
•
Net investment income of $2.4 million, or $0.10 per share
•
Adjusted net investment income of $12.0 million, or $0.49 per share(1)
•
Net increase in net assets resulting from operations of $50.2 million, or $2.06 per share
•
Invested $101.2 million in debt and equity securities, including six new portfolio companies
•
Received proceeds from repayments and realizations of $153.7 million
•
Paid supplemental dividend of $0.04 per share, special dividend of $0.05 per share, and regular quarterly dividend of $0.32 per share on December 17, 2021
•
Net asset value (“NAV”) of $487.8 million, or $19.96 per share, as of December 31, 2021

Full Year 2021 Financial Highlights

•
Total investment income of $90.4 million
•
Net investment income of $25.1 million, or $1.03 per share
•
Adjusted net investment income of $43.3 million, or $1.77 per share(1)
•
Net increase in net assets resulting from operations of $116.1 million, or $4.75 per share
•
Invested $346.7 million in debt and equity securities, including 18 new portfolio companies
•
Received proceeds from repayments and realizations of $472.8 million
•
Paid regular dividends totaling $1.26 per share, supplemental dividends of $0.25 per share, and special dividends of $0.09 per share.
•
Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2021 of $38.1 million, or $1.56 per share

Management Commentary

“The fourth quarter capped off a year of heightened level of deal activity in the lower middle market, strong operating performance and underlying portfolio value appreciation. Boosted by $42.1 million in net realized gains as we continued to monetize equity investments, NAV grew to $487.8 million, or $19.96 per share. In recognition of our strong portfolio performance throughout the year and high levels of net realized gains, the Board of Directors elected to increase the total dividend to shareholders to $0.53 per share for the first quarter of 2022,” said Edward Ross, Chairman and CEO of Fidus

Investment Corporation. “From an originations perspective, we maintained our focus on companies that are relatively insulated from cost pressures impacting the current business environment. However, due to a number of deals closing late in the quarter, repayments outpaced originations for the quarter. Looking ahead, our proven underwriting principles, relationships with deal sponsors and strategy of selectively investing in high-quality companies with defensive characteristics and positive long-term outlooks keep us well positioned to generate attractive risk-adjusted returns for the benefit of our shareholders.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2021 Financial Results

The following table provides a summary of our operating results for the three months ended December 31, 2021, as compared to the same period in 2020 (dollars in thousands, except per share data):

	Three Months Ended December 31,
	2021	2020	$ Change	% Change
Interest income	$18,290	$18,424	$(134)	(0.7%)
Payment-in-kind interest income	962	1,149	(187)	(16.3%)
Dividend income	1,258	1,842	(584)	(31.7%)
Fee income	3,590	2,215	1,375	62.1%
Interest on idle funds	1	-	1	NM
Total investment income	$24,101	$23,630	$471	2.0%

Net investment income	$2,448	$6,038	$(3,590)	(59.5%)
Net investment income per share	$0.10	$0.25	$(0.15)	(60.0%)

Adjusted net investment income (1)	$12,006	$10,734	$1,272	11.9%
Adjusted net investment income per share (1)	$0.49	$0.44	$0.05	11.4%

Net increase (decrease) in net assets resulting from operations	$50,238	$29,517	$20,721	70.2%
Net increase (decrease) in net assets resulting from operations per share	$2.06	$1.20	$0.86	71.7%

The $0.5 million increase in total investment income for the three months ended December 31, 2021, as compared to the same period in 2020 was primarily attributable to (i) a $1.4 million increase in fee income resulting from an increase in origination, management and prepayment fees, (ii) a $0.3 million decrease in total interest income resulting from a decrease in average debt investment balances outstanding, and (iii) a $0.6 million decrease in dividend income due to decreased levels of distributions received from equity investments.

For the three months ended December 31, 2021, total expenses, including the base management and income incentive fee waivers and income tax provision, were $21.7 million, an increase of $4.1 million, or 23.1% from the $17.6 million of total expenses, including the base management and income incentive fee waivers and income tax provision, for the three months ended December 31, 2020. The increase was primarily attributable to (i) a $4.9 million increase in capital gains incentive fee accrued, (ii) a $0.2 million decrease in professional fees, and (iii) a $0.2 million decrease in interest and financing expenses due to a decrease in average borrowings outstanding and the weighted average interest rate.

Net investment income decreased by $3.6 million, or (59.5%), to $2.4 million during the three months ended December 31, 2021 as compared to the same period in 2020, as a result of the $4.1 million increase in total expenses, including base management and income incentive fee waivers and income tax provision partially offset by the $0.5 million increase in total investment income. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, increased by $1.3 million, or 11.9%, to $12.0 million.

For the three months ended December 31, 2021, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $39.9 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $(33.4) million for the same period in 2020.

Full Year 2021 Financial Results

The following table provides a summary of our operating results for the year ended December 31, 2021 as compared to the same period in 2020 (dollars in thousands, except per share data):

	Years Ended December 31,
	2021	2020	$ Change	% Change
Interest income	$73,078	$73,495	$(417)	(0.6%)
Payment-in-kind interest income	4,294	4,660	(366)	(7.9%)
Dividend income	2,635	2,467	168	6.8%
Fee income	10,431	4,492	5,939	132.2%
Interest on idle funds	8	9	(1)	(11.1%)
Total investment income	$90,446	$85,123	$5,323	6.3%

Net investment income	$25,120	$39,648	$(14,528)	(36.6%)
Net investment income per share	$1.03	$1.62	$(0.59)	(36.4%)

Adjusted net investment income (1)	$43,316	$37,964	$5,352	14.1%
Adjusted net investment income per share (1)	$1.77	$1.55	$0.22	14.2%

Net increase in net assets resulting from operations	$116,104	$31,226	$84,878	271.8%
Net increase in net assets resulting from operations per share	$4.75	$1.28	$3.47	271.1%

The $5.3 million increase in total investment income for the year ended December 31, 2021 as compared to the same period in 2020 was primarily attributable to (i) a $5.9 million increase in fee income resulting from an increase in origination, management and prepayment fee income, (ii) a $0.2 million increase in dividend income due to increased levels of distributions received from equity investments, and (iii) a $0.8 million decrease in total interest income resulting from a decrease in average debt investment balances outstanding, partially offset by a higher weighted average yield on debt investment balances outstanding.

For the year ended December 31, 2021, total expenses, including the base management and incentive fee waivers and income tax provision, were $65.3 million, an increase of $19.8 million or 43.7%, from the $45.5 million of total expenses, including income tax provision, for the year ended December 31, 2020. The increase was primarily attributable to (i) a $19.9 million increase in capital gains incentive fees and a $1.7 million increase in income incentive fees including the one-time income incentive fee waiver in 2020, (ii) a $0.5 million decrease in interest and financing expenses due to a decrease in average borrowings outstanding and a decrease in weighted average interest rate on borrowings, and (iii) a $0.8 million decrease in professional fees.

Net investment income decreased by $14.5 million, or (36.6%), to $25.1 million during the year ended December 31, 2021 as compared to the same period in 2020, as a result of the $19.8 million increase in total expenses, including the base management and incentive fee waivers and income tax provision, partially offset by the $5.3 million increase in total investment income. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, increased by $5.3 million, or 14.1%, to $43.3 million.

For the year ended December 31, 2021, the total net realized gain on investments, net of income tax provision on realized gains, was $53.8 million, as compared to total net realized loss on investments, net of income tax provision on realized gains, of $(1.5) million for the same period in 2020.

Portfolio and Investment Activities

As of December 31, 2021, the fair value of our investment portfolio totaled $719,124 and consisted of 70 active portfolio companies and eight portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 115.7% of the related cost basis as of December 31, 2021. As of December 31, 2021, 32 portfolio company’s debt investments bore interest at a variable rate, which represented $376.0 million, or 68.4%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of December 31, 2021, our average active portfolio company investment at amortized cost was $8.8 million, which excludes investments in the eight portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.3% as of December 31, 2021. The weighted average yield was computed using the effective interest rates for debt investments at cost as of December 31, 2021, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Fourth quarter 2021 investment activity included the following new portfolio company investments:

•
Acendre Midco, Inc., a market leading provider of cloud-based talent management software solutions. Fidus invested $18.5 million in first lien debt, revolving loans, common equity, and warrants.
•
Auto CRM LLC (dba Dealer Holdings), a leading SaaS-based provider of customer communication software to the auto repair market. Fidus invested $8.5 million in first lien debt, subordinated debt, and common equity.
•
Green Cubes Technology, LLC (dba Green Cubes), a leading provider of lithium power systems for motive, mobile, and stationary power in the industrial automation, material handling, and telecom markets. Fidus invested $13.0 million in first lien debt.
•
Mobilewalla, Inc., a leading provider of consumer intelligence solutions. Fidus invested $5.7 million in first lien debt.
•
Netbase Solutions, Inc. (dba Netbase Quid), a global leader in artificial intelligence-powered consumer and market intelligence. Fidus invested $16.5 million in first lien debt.
•
Suited Connector LLC, a leading marketing technology platform for digital customer acquisition across most consumer verticals, including financial services, home services, and insurance. Fidus invested $16.8 million in second lien debt and common equity.

Liquidity and Capital Resources

As of December 31, 2021, we had $169.4 million in cash and cash equivalents and $100.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of December 31, 2021, we had SBA debentures outstanding of $107.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes” ) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January Notes the “Notes”). As of December 31, 2021, the weighted average interest rate on total debt outstanding was 3.7%.

Subsequent Events

On January 7, 2022, we issued an additional $1.5 million in SBA debentures.

On February 1, 2022, we invested $10.8 million in first lien debt and common equity of a leading provider of alternative out-of-home advertising across the C-store & gas station, retail, truckside & transit markets, among others.

On February 8, 2022, we exited our debt investments in Mirage Trailers LLC. We received payment in full of $6.7 million on our second lien debt.

On February 15, 2022, we issued an additional $19.5 million in SBA debentures.

On February 17, 2022, we invested $22.4 million in first lien debt and common equity of Micronics Filtration Holdings, Inc. (dba Micronics Engineered Filtration Group, Inc.), a global provider of aftermarket and OEM filtration equipment and consumables for use in mining, chemical, wastewater and various other industrial end markets.

On February 18, 2022, we received a distribution on our equity investment in Frontline Food Services, LLC (f/k/a Accent Food Services, LLC), resulting in a realized gain of approximately $0.2 million.

On February 25, 2022, we issued an additional $10.5 million in SBA debentures.

On February 28, 2022, we repaid $20.0 million of SBA debentures with a weighted average interest rate of 2.819% which would have matured on dates ranging from March 2025 to March 2028.

On March 1, 2022, we invested $15.0 million in second lien debt of Quest Software US Holdings, Inc., a global cybersecurity, data intelligence, and IT operations management software provider.

On March 1, 2022, we received a distribution on our equity investment in SpendMend LLC, resulting in a realized gain of approximately $6.1 million.

On March 2, 2022, we invested $14.4 million in subordinated debt, preferred equity and common equity of CIH Intermediate, LLC, a technology-based risk management firm that provides education and customized price risk management services to businesses affected by volatility in the agriculture markets.

First Quarter 2022 Base Dividend of $0.36 and Supplemental Dividend of $0.17 Per Share Declared

On February 15, 2022, our board of directors declared a base dividend of $0.36 per share and a supplemental dividend of $0.17 per share for the fourth quarter. The dividends will be payable on March 25, 2022, to stockholders of record as of March 11, 2022

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2021 taxable income, as well as the tax attributes for 2021 dividends, will be made after the close of the 2021 tax year. The final tax attributes for 2021 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2021 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 4, 2022. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 5252355.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on March 4, 2022, until 11:59pm ET on March 11, 2022, and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 5252355. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies and the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered, such as changes in the financial and lending markets and the impact of interest rate volatility, including the decommissioning of LIBOR; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31,	December 31,
	2021	2020
ASSETS
Investments, at fair value:
Control investments (cost: $6,833 and $32,969, respectively)	$2,151	$28,253
Affiliate investments (cost: $55,519 and $31,836, respectively)	137,284	81,394
Non-control/non-affiliate investments (cost: $559,434 and $622,222, respectively)	579,689	633,222
Total investments, at fair value (cost: $621,786 and $687,027, respectively)	719,124	742,869
Cash and cash equivalents	169,417	124,308
Interest receivable	8,231	7,548
Prepaid expenses and other assets	413	1,015
Total assets	$897,185	$875,740
LIABILITIES
SBA debentures, net of deferred financing costs	$103,978	$144,004
Notes, net of deferred financing costs	245,016	300,294
Borrowings under Credit Facility, net of deferred financing costs	(595)	(1,048)
Secured Borrowings	17,637	-
Accrued interest and fees payable	4,668	3,500
Base management fee payable, net of base management fee waiver – due to affiliate	3,135	3,244
Income incentive fee payable – due to affiliate	2,622	2,610
Capital gains incentive fee payable – due to affiliate	29,227	11,031
Administration fee payable and other, net – due to affiliate	668	576
Taxes payable	2,410	275
Accounts payable and other liabilities	655	494
Total liabilities	$409,421	$464,980
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,437,400 shares
issued and outstanding at December 31, 2021 and December 31, 2020, respectively)	$24	$24
Additional paid-in capital	361,807	363,982
Total distributable earnings	125,933	46,754
Total net assets	487,764	410,760
Total liabilities and net assets	$897,185	$875,740
Net asset value per common share	$19.96	$16.81

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Investment Income:
Interest income
Control investments	$1,240	$541	$3,735	$1,889
Affiliate investments	599	848	2,695	3,511
Non-control/non-affiliate investments	16,451	17,035	66,648	68,095
Total interest income	18,290	18,424	73,078	73,495
Payment-in-kind interest income
Control investments	456	425	2,117	1,748
Affiliate investments	87	112	368	287
Non-control/non-affiliate investments	419	612	1,809	2,625
Total payment-in-kind interest income	962	1,149	4,294	4,660
Dividend income
Control investments	—	—	568	—
Affiliate investments	1,062	372	1,172	837
Non-control/non-affiliate investments	196	1,470	895	1,630
Total dividend income	1,258	1,842	2,635	2,467
Fee income
Control investments	1,472	—	1,872	—
Affiliate investments	15	32	385	120
Non-control/non-affiliate investments	2,103	2,183	8,174	4,372
Total fee income	3,590	2,215	10,431	4,492
Interest on idle funds	1	-	8	9
Total investment income	24,101	23,630	90,446	85,123
Expenses:
Interest and financing expenses	4,746	4,977	19,164	19,678
Base management fee	3,213	3,244	12,874	12,932
Incentive fee - income	2,622	2,610	10,266	8,952
Incentive fee (reversal) - capital gains	9,558	4,696	18,196	(1,684)
Administrative service expenses	438	478	1,719	1,720
Professional fees	345	582	1,327	2,090
Other general and administrative expenses	332	289	1,447	1,348
Total expenses before base management and income incentive fee waivers	21,254	16,876	64,993	45,036
Base management and income incentive fee waivers	(78)	—	(176)	(423)
Total expenses, net of base management and incentive fee waivers	21,176	16,876	64,817	44,613
Net investment income before income taxes	2,925	6,754	25,629	40,510
Income tax provision (benefit)	477	716	509	862
Net investment income	2,448	6,038	25,120	39,648
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	20,554	—	20,521	—
Affiliate investments	94	301	124	24,655
Non-control/non-affiliate investments	21,488	(34,166)	35,163	(25,623)
Total net realized gain (loss) on investments	42,136	(33,865)	55,808	(968)
Income tax (provision) benefit from realized gains on investments	(2,200)	488	(2,057)	(577)
Net change in unrealized appreciation (depreciation):
Control investments	4,923	2,339	34	1,182
Affiliate investments	7,733	12,626	32,207	(15,669)
Non-control/non-affiliate investments	(3,179)	41,891	9,255	7,909
Total net change in unrealized appreciation (depreciation) on investments	9,477	56,856	41,496	(6,578)
Net gain (loss) on investments	49,413	23,479	95,247	(8,123)
Realized losses on extinguishment of debt	(1,623)	—	(4,263)	(299)
Net increase (decrease) in net assets resulting from operations	$50,238	$29,517	$116,104	$31,226
Per common share data:
Net investment income per share-basic and diluted	$0.10	$0.25	$1.03	$1.62
Net increase in net assets resulting from operations per share — basic and diluted	$2.06	$1.20	$4.75	$1.28
Dividends declared per share	$0.41	$0.34	$1.60	$1.33
Weighted average number of shares outstanding — basic and diluted	24,437,400	24,437,400	24,437,400	24,442,431

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and twelve months ended December 31, 2021 and 2020.

	($ in thousands)		($ in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
Net investment income	$2,448	$6,038	$25,120	$39,648
Capital gains incentive fee expense (reversal)	9,558	4,696	18,196	(1,684)
Adjusted net investment income (1)	$12,006	$10,734	$43,316	$37,964

	(Per share)		(Per share)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
Net investment income	$0.10	$0.25	$1.03	$1.62
Capital gains incentive fee expense (reversal)	0.39	0.19	0.74	(0.07)
Adjusted net investment income (1)	$0.49	$0.44	$1.77	$1.55

(1)
Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com